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FORM 5                                                                                   OMB APPROVAL
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                                                                               OMB NUMBER:          3235-0362
                                                                               EXPIRES:     DECEMBER 31, 2001
                                                                               ESTIMATED AVERAGE BURDEN
                                                                               HOURS PER RESPONSE.........1.0
                                                                               ------------------------------

[ ] CHECK THIS BOX IF NO    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
    LONGER SUBJECT TO                     WASHINGTON, D.C. 20549
    SECTION 16. FORM
    4 OR FORM 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    OBLIGATIONS MAY
    CONTINUE. SEE            Filed pursuant to Section 16(a) of the Securities
    INSTRUCTION 1(b)                         Exchange Act of 1934,
[ ] FORM 3 HOLDINGS                  Section 17(a) of the Public Utility
    REPORTED                 Holding Company Act of 1935 or Section 30(f) of
[X] FORM 4                              the Investment Company Act
    TRANSACTIONS                                   of 1940
    REPORTED
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
   GRINSTEIN, KEITH                               F5 NETWORKS, INC. (ffiv)                      to Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Identification   4. Statement for      ----              ---
  c/o F5 NETWORKS, INC.                           Number of Reporting        Month/Year             Officer (give  X Other (specify
  401 ELLIOTT AVENUE WEST                         Person, if an entity    September 30, 2001    ----        title ---       below)
-------------------------------------------       (Voluntary)             -------------------               below)
                 (Street)                                                 5. If Amendment,          Director
  SEATTLE, WA 98119                                                          Date of Original       -------------------------------
-------------------------------------------                                  (Month/Year)
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                          ------------------    (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                end of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                            (OVER)
                                                                                                                     SEC 2270 (3-99)
POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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NON-QUALIFIED STOCK         $56.44      04/13/00     A4        5,000                  04/13/10   COMMON    5,000
OPTION (RIGHT TO BUY)                                                                            STOCK
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
9. Number of           10. Ownership Form          11. Nature of
   derivative              of Derivative               Indirect
   Securities              Security:                   Beneficial
   Beneficially            Direct (D)                  Ownership
   Owned at End            or Indirect (I)             (Instr. 4)
   of Year                 (Instr. 4)
   (Instr. 4)

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   5,000                      D
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Explanation of Responses:



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   /s/ KEITH GRINSTEIN             11/30/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 ------------------------------- --------
                                                                                            **Signature of Reporting Person    Date


Note: File three copies of this Form, one of which must be manually signed.                                                   Page 2
      If space is insufficient, See Instruction 6 for procedure.                                                     SEC 2270 (3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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